Exhibit 4.2

GENWORTH HOLDINGS, INC.,

as Issuer

GENWORTH FINANCIAL, INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 1, 2013

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 1, 2013, is by and among GENWORTH HOLDINGS, INC., a Delaware corporation (formerly known as Genworth Financial, Inc., the “Company”), GENWORTH FINANCIAL, INC., a Delaware corporation (formerly known as Sub XLVI, Inc., the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of November 14, 2006 (the “Base Indenture”) and a First Supplemental Indenture dated as of November 14, 2006 (the “First Supplemental Indenture”), each between the Company and the Trustee (the Base Indenture, together with the First Supplemental Indenture and this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, the Company has issued $600 million aggregate principal amount of Fixed-to-Floating Rate Junior Subordinated Notes due 2066 under the Indenture (including any additional notes of such series that may be issued in the future, the “Notes”);

WHEREAS, on the date hereof, the Company implemented a corporate reorganization pursuant to which the Company became a wholly-owned subsidiary of the Guarantor (the “Reorganization”) and the Company’s obligations under the Indenture and the Securities issued thereunder remain in full force and effect as obligations of the Company (immediately after the Reorganization the Company changed its name from Genworth Financial, Inc. to Genworth Holdings, Inc. and the Guarantor changed its name from Sub XLVI, Inc. to Genworth Financial, Inc.);

WHEREAS, Section 9.01(7) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add guarantees with respect to the Securities of any series without the consent of the Holders of the Securities;

WHEREAS, the Company and the Guarantor wish to provide for the full and unconditional guarantee of the Company’s payment obligations under the Notes and the Indenture in respect of such Notes on the terms and conditions set forth herein; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture; provided, however, that references in such definitions to the Company shall, for purposes of this Second Supplemental Indenture, be understood to refer to the Guarantor and not the Company;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) article and section headings herein are for convenience only and shall not affect the construction hereof;

(e) the following terms have the meanings given to them in this Section 1.02(e):

“Guarantee” shall mean the guarantee provided by the Guarantor as set forth in Article 2.

The terms “Company,” “Guarantor,” “Trustee,” “Indenture,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Second Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GUARANTEE

Section 2.01. Security Guarantee. Subject to the provisions of this Article 2 and Article 3, the Guarantor hereby irrevocably and unconditionally guarantees to the Trustee and the holders of the Notes (“Holders”) on an unsecured subordinated basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture in respect of such Notes (including, for the avoidance of doubt, the Company’s compensation, indemnification and reimbursement obligations to the Trustee provided in Section 6.06 of the Base Indenture) (the “Guarantee”). Upon failure by the Company to pay punctually any such amount, the Guarantor shall forthwith pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.02. Guarantee Unconditional, Etc. The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the obligations of the Guarantor hereunder and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under any series of Notes or the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 2.03. Discharge; Reinstatement. The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on each series of Notes and all other amounts payable by the Company under the Indenture in respect of the Notes have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture in respect of the Notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 2, the Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Person who guarantees the Notes, with respect to such payment so long as any amount payable by the Company hereunder or under each series of Notes remains unpaid.

Section 2.05. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Notes or the Indenture is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 2.06. Execution and Delivery of a Guarantee. The execution by the Guarantor of this Second Supplemental Indenture evidences the Guarantee of the Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Second Supplemental Indenture on behalf of the Guarantor.

Section 2.07. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 2 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 2 at law, in equity, by statute or otherwise.

Section 2.08. Provisions Binding on the Guarantor’s Successors. All the covenants, stipulations, promises and agreements of the Guarantor contained in this Article 2 shall bind its successors and assigns whether so expressed or not.

Section 2.09. Reports by the Guarantor. The Guarantor covenants to file with the Trustee, within 15 days after the Guarantor is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions) that the Guarantor is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. Delivery of any such information, documents and reports of the Guarantor to the Trustee is for information purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on an Officers’ Certificate).

ARTICLE 3

SUBORDINATION OF GUARANTEE

Section 3.01. Agreement to Subordinate.

(a) The Guarantor covenants and agrees that the Guarantee shall be subject to this Article 3.

(b) The payment by the Guarantor pursuant to the Guarantee shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor, whether outstanding at the date of this Second Supplemental Indenture or thereafter incurred.

(c) No provision of this Article 3 shall prevent the occurrence of any default or Event of Default or Enforcement Event under the Indenture or have any effect on the rights of the Holders or the Trustee to make a demand for payment on the Guarantor pursuant to this Article 3.

Section 3.02. Default on Senior Indebtedness.

(a) No direct or indirect payment by or on behalf of the Guarantor (other than on Permitted Junior Securities of the Guarantor (such term being defined herein in terms of Senior Indebtedness of the Guarantor)) in respect of the Guarantee, whether pursuant to the terms of the Guarantee or upon acceleration of the Notes, by way of repurchase, redemption, defeasance or otherwise, will be made if, at the time of such payment, there exists a default in the payment when due of all or any portion of the obligations under or in respect of any Senior Indebtedness of the Guarantor, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this Section 3.02(a) waived by or on of the holders of such Senior Indebtedness.

(b) In addition, during the continuance of a Payment Blockage Period after receipt by the Company and the Trustee of a Blockage Notice under Section 13.02 of the Base Indenture from a holder or holders of Designated Senior Indebtedness of the Company or the trustee or agent acting on behalf of such Designated Senior Indebtedness of the Company, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness of the Company has been discharged or repaid in full in cash, or the requisite holders of such Designated Senior Indebtedness of the Company have otherwise agreed in writing, (a) no payment of any kind or character will be made by or on behalf of the Guarantor on account of or with respect to its Guarantee (other than in Permitted Junior Securities of the Guarantor) and (b) the Guarantor may not acquire any Notes for cash, property or otherwise, during, in the case of both clauses (a) and (b), the Payment Blockage Period.

(c) In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness of the Guarantor pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of written notice (a “Guarantor Payment Blockage Notice”) from a holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash, or the requisite holders of such Designated Senior Indebtedness have otherwise agreed in writing, (a) no payment of any kind or character will be made by or on behalf of the Guarantor on account of or with respect to its Guarantee (other than in Permitted Junior Securities of the Guarantor) and (b) the Guarantor may not acquire any Notes for cash, property or otherwise, during, in the case of both clauses (a) and (b), a period (a “Guarantor Payment Blockage Period”) commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter.

Notwithstanding anything herein to the contrary, (x) in no event will a Guarantor Payment Blockage Period extend beyond 179 days from the date the Guarantor Payment Blockage Notice in respect thereof was given. Not more than one Guarantor Payment Blockage Period may be commenced with respect to the Guarantor during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Guarantor Payment Blockage Period with respect to the Designated Senior Indebtedness of the Guarantor initiating such Guarantor Payment Blockage Period may be, or be made, the basis for the commencement of any other Guarantor Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

(d) In the event that, notwithstanding the foregoing, any payment under the Guarantee shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 3.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness of the Guarantor or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Guarantor, to the extent necessary to pay such Senior Indebtedness in full, in cash, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders or to the Trustee under the Guarantee.

Section 3.03. Liquidation; Dissolution; Bankruptcy.

(a) Upon any distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any total or partial dissolution, winding-up, liquidation or reorganization of the Guarantor, whether voluntary or involuntary, assignment for the benefit of creditors or marshalling of the Guarantor’s assets, or in bankruptcy, insolvency, receivership or other similar proceedings, whether voluntary or involuntary, all principal, premium, if any, and interest due or to become due to all Senior Indebtedness of the Guarantor shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of such Senior Indebtedness, before the Holders are entitled to receive or retain any payment under the Guarantee, whether in cash, property or securities; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Guarantor, or distribution of assets of the Guarantor of any kind or character whether in cash, property or securities, which the Holders or the Trustee would be entitled to receive from the Guarantor, except for the provisions of this Article 3, shall be paid by the Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under the Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Guarantor or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Guarantor, to the extent necessary to pay such Senior Indebtedness in full in cash, or to cause such payment to be duly provided for to the satisfaction of the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders or to the Trustee under the Guarantee.

(b) In the event that, notwithstanding Section 3.03(a), any payment or distribution of assets of the Guarantor of any kind or character, whether in cash, property or securities, prohibited by Section 3.03(a), shall be received by the Trustee before all Senior Indebtedness of the Guarantor is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Guarantor may have been issued, as their respective interests may appear, as calculated by the Guarantor, to the extent necessary to pay such Senior Indebtedness in full, in cash, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders or to the Trustee.

(c) For purposes of this Article 3, the words “cash, property or securities” shall not be deemed to include shares of stock of the Guarantor as reorganized or readjusted, or securities of the Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 3 with respect to the Guarantee to the payment of all Senior Indebtedness of the Guarantor that may at the time be outstanding; provided, however, that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Guarantor with, or the merger of the Guarantor into, another corporation or the liquidation or dissolution of the Guarantor following the conveyance or transfer of all or substantially all of the assets of the Guarantor, to another corporation or limited liability company shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 3.03. Nothing in Section 3.02 or in this Section 3.03 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.06 of the Base Indenture.

(d) If the Trustee or any Holder does not file a proper claim or proof of debt in the form required in any proceeding referred to above prior to 30 days before the expiration of the time to file such claim in such proceeding, then the holder of any Senior Indebtedness of the Guarantor is hereby authorized, and has the right, to file an appropriate claim or claims for or on behalf of such Holder.

Section 3.04. Subrogation.

(a) Subject to the payment in full of all Senior Indebtedness of the Guarantor then outstanding, the rights of the Holders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Guarantor applicable to such Senior Indebtedness until the principal of and premium, if any, and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Article 3, and no payment over pursuant to the provisions of this Article 3 to or for the benefit of the holders of such Senior Indebtedness by Holders or the Trustee, shall, as between the Guarantor, its creditors other than holders of such Senior Indebtedness, and the Holders, be deemed to be a payment by the Guarantor to or on account of such Senior Indebtedness. It is understood that the provisions of this Article 3 are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

(b) Nothing contained in this Article 3 or elsewhere in the Indenture or in the Notes is intended to or shall impair, as between the Guarantor, its creditors other than the holders of Senior Indebtedness of the Guarantor, and the Holders, the obligation of the Guarantor, which is absolute and unconditional, to make payments in respect of the Guarantee as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Guarantor other than the holders of such Senior Indebtedness nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 3 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Guarantor received upon the exercise of any such remedy.

(c) Upon any payment or distribution of assets of the Guarantor referred to in this Article 3, the Trustee, subject to the provisions of Section 6.01 of the Base Indenture, and the Holders shall be entitled to rely conclusively upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or the Holders, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Guarantor and other indebtedness of the Guarantor the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 3.

Section 3.05. Trustee to Effectuate Subordination. Each Holder by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 3 and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

Section 3.06. Notice by the Company.

(a) The Guarantor shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Guarantor that would prohibit the making of any payment of monies to or by the Trustee in respect of the Guarantee pursuant to the provisions of this Article 3. Notwithstanding the provisions of this Article 3 or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Guarantee pursuant to the provisions of this Article 3, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Guarantor or a Holder or holders of Senior Indebtedness of the Guarantor or from any representative or trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section

6.01 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 3.06(a) at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which such money was received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

(b) The Trustee, subject to the provisions of Section 6.01 of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Guarantor (or a trustee or representative on behalf of such holder), to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article 3, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 3 and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 3.07. Rights of the Trustee; Holders of Senior Indebtedness.

(a) The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 3 in respect of any Senior Indebtedness of the Guarantor at any time held by it, to the same extent as any other holder of such Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.

(b) With respect to the holders of Senior Indebtedness of the Guarantor, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 3 and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 6.01 of the Base Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders, the Guarantor or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article 3 or otherwise.

Section 3.08. Subordination May Not Be Impaired.

(a) No right of any present or future holder of any Senior Indebtedness of the Guarantor to enforce subordination provided in this Article 3 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Second Supplemental Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 3 or the obligations hereunder of the Holders to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising or waive any rights against the Guarantor and any other Person.

(c) Each present and future holder of Senior Indebtedness of the Guarantor shall be entitled to the benefit of the provisions of this Article 3 notwithstanding that such holder is not a party to the Indenture.

Section 3.09. Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under the Indenture, the term “Trustee” as used in this Article 3 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article 3 in addition to or in place of the Trustee; provided, however, that this Section 3.09 shall not apply to the Guarantor or any Affiliate of the Guarantor if it or such Affiliate acts as Paying Agent.

Section 3.10. Defeasance of This Article. Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of U.S. Government Obligations held in trust under Article 4 of the Base Indenture by the Trustee and which were deposited in accordance with the terms of Article 4 of the Base Indenture and not in violation of Section 3.02 hereof for the payment of principal of and premium, if any, and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Guarantor or subject to the restrictions set forth in this Article 3, and none of the Holders or the Trustee shall be obligated to pay over any such amount to the Guarantor or any holder of such Senior Indebtedness or any representative or trustee therefor or any other creditor of the Guarantor.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Relationship to Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 4.03. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company or the Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 4.04. Separability. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05. Rules of Construction. Nothing in this Second Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Second Supplemental Indenture.

Section 4.06. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.07. No Representation by Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantor and not of the Trustee and the Trustee makes no representations as to validity or sufficiency of this Second Supplemental Indenture.

Section 4.08. Benefits Acknowledged. The Guarantor’s Guarantee is subject to the terms and conditions set forth herein. The Guarantor acknowledges that it will receive direct and indirect benefits from this Second Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

GENWORTH HOLDINGS, INC., as Issuer

By:	/s/ Leon E. Roday
Name: Leon E. Roday
Title: Senior Vice President,
General Counsel and Secretary

GENWORTH FINANCIAL, INC., as Guarantor

By:	/s/ Leon E. Roday
Name: Leon E. Roday
Title: Senior Vice President,
General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President